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Notes to Unaudited Pro Forma Financial Statements
------------------------------------------------

Balance Sheet
-------------

1. The historical financial statements of the New England Power Company (the Company) as of June 30, 1998 have been adjusted to give effect to the transaction between USGen New England, Inc. (USGen), an indirect wholly owned subsidiary of PG&E Corporation, and the Company and its affiliate, The Narragansett Electric Company (Narragansett Electric), that occurred effective September 1, 1998. New England Electric System (NEES) first contributed its investment in Narragansett Energy Resources Company (NERC), which was a 20 percent owner of the Ocean State Power generating units, to the Company. The Company and Narragansett Electric then sold their nonnuclear generating assets, excluding the Company's ownership interest in the Wyman 4 generating unit, as well as the Company's newly acquired equity investment in NERC, to USGen. The pro forma financial statement adjustments are based on the Company's and Narragansett Electric's book value of the assets being sold at June 30, 1998.

                    The substance of the transactions are detailed in the entries shown below, but can be summarized as follows:

- The Company, Narragansett Electric and NEES sold assets (plant assets, materials and supplies inventory and NEES' investment in NERC) with a book value of $1.1 billion for proceeds of approximately $1.6 billion. The resulting gain was credited to a regulatory liability account reflecting the obligation to pass this gain on to ratepayers in connection with restructuring rate settlement agreements.

- The Company absorbed $20 million, before tax, of transaction costs in income.

- The Company received additional proceeds of $85 million from USGen, which were used to offset the recognition of a liability for employee severance and early retirement costs.

- Approximately $22 million, before tax, of unamortized investment tax credits associated with assets sold was credited to income.

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-  Certain capital lease assets and obligations were eliminated as a result of these capital lease obligations being transferred to USGen.

- The Company retired $278 million of long-term debt and $367 million of short-term debt.

- The Company recorded a liability and offsetting regulatory asset reflecting the present value of the Company's monthly fixed contribution to USGen in connection with purchased power contracts transferred to USGen. In addition, in connection with the direct assignment of one of these purchased power contracts, the Company made a lump sum payment to USGen in lieu of ongoing monthly payments. This lump sum payment was also reflected as a regulatory asset.

2. The cash proceeds and disposition of those proceeds reflected in these financial statements is as follows:

Cash proceeds:
 Per Asset Purchase Agreement (APA)                     $1,590,000,000
 Reimbursement of early retirement
  and severance costs                                       85,000,000
 Materials & Supplies at book value                         10,858,481
 Reimbursement of purchased power
  contract prepayment                                        5,046,250
 Fuel inventory at book value                               37,529,435
                                                        --------------
       Total proceeds                                   $1,728,434,166

Use of proceeds:
 Pay transaction costs                                      20,000,000
                                                        --------------
       Total net proceeds                               $1,708,434,166

       Less: Narragansett Electric proceeds                 41,909,077
                                                        --------------
       NEP net proceeds                                 $1,666,525,089

   USGen has also assumed certain on-site hazardous waste obligations for which the Company had recorded on its books an accrued liability of $141,787 at June 30, 1998. In addition, in 1992, the Company and Narragansett Electric entered into a 10 year tax treaty with the City of Providence, Rhode Island which required the companies to prepay certain property taxes prior to
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completion of the Manchester Street repowering project. Upon completion of the repowering project, the Company and Narragansett Electric were amortizing such payments over the remainder of the term of the treaty. These prepaid property taxes offset the gain on sale of these assets being credited to a regulatory liability account.

3.  Entries to record the effect of the sale:

                                               Debit         Credit
Entry 1:                                       -----         ------
Cash - Increase                           $1,666,525,089
Utility Plant - Decrease                                          $1,783,801,668
 Accumulated Provision
   for Depreciation - Decrease               807,674,400
 Construction Work
   in Progress - Decrease                                     5,087,229
 Non-Utility property - Decrease                                769,000
 Investment in NERC - Decrease                               34,483,668
 Material and Supplies,
   at average cost - Decrease                                10,858,481
 Fuel inventory - Decrease                                   37,529,435
 Prepaid and Other
   Current Assets - Decrease                                 17,876,650
 Other Current Liabilities - Early
   Retirement and Severance
   Costs - Increase                                          85,000,000
 Miscellaneous deductions -
   Transaction costs - Increase               20,000,000
 Other Reserves and
   Deferred Credits - Increase                              518,793,358

<To record the sale transaction and expense of transaction costs.>

Entry 2:
Unamortized Investment
 Tax Credits (ITC) - Decrease                $22,332,745
ITC amortization - Decrease                                 $22,332,745
Deferred income
 tax expense - Increase                        8,760,019
Reserve for deferred
 income taxes - Increase                                      8,760,019

<To record ITC amortization and related taxes associated with property sold.>
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                                                Debit          Credit
Entry 3:                                        -----          ------
Current income tax - Increase                $220,440,519
Current income tax - Decrease                                $ 7,845,000
Accrued income
 taxes payable - Increase                                    212,595,519
Deferred income
 tax expense - Decrease                                      220,440,519
Reserve for deferred
 income taxes - Decrease                      220,440,519
<To record income taxes on the sale.>
Entry 4:
Other Reserves and
 Deferred Credits - Decrease                   $2,335,449
Fuel, Materials, and Supplies,
 at average cost - Decrease                                   $2,335,449
<To transfer the Company's accumulated losses from its affiliate,
New England Energy Incorporated, from its fuel inventory account to its regulatory liability account.>

Entry 5:
Other Accrued Expenses - Decrease             $ 4,333,131
Other Reserves and
 Deferred Credits - Decrease                   60,542,199
Utility Plant - Decrease                                     $64,875,330
<To eliminate the Company's capital lease obligation, under the
Hydro-Quebec transmission line support agreements, which was assumed by USGen.>

Entry 6:
Long-term debt - Decrease                    $278,010,000
Short-term debt - Decrease                    366,950,000
Accrued income
 taxes payable - Decrease                     212,595,519
Cash - Decrease                                             $857,555,519

<To record the retirement of long-term and short-term debt and the payment of taxes due on the sale.>
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                                                   Debit        Credit
Entry 7:                                           -----        ------
Deferred Charges
 and Other Assets - Increase                  $1,016,641,825
Other Reserves
 and Deferred Credits - Increase                             $867,153,867
Cash - Decrease                                               149,487,958
<To record the liability and offsetting regulatory asset
reflecting the present value of the Company's monthly fixed contribution to USGen for purchased power under the Purchased
Power Agreements Transfer Agreement (PPA Transfer Agreement) discussed below.>

Entry 8:
Investment in NERC - Increase                    $34,483,668
Other paid-in-capital - Increase                              $34,483,668
<To record the transfer of NEES' investment in NERC to the
Company.>

Entry 9:
Accrued liabilities - Decrease                      $141,787
Deferred federal and state
 income tax - Increase                                            $55,616
Retained earnings - Increase                                       86,171
<To record elimination of hazardous waste liability.>
4. In addition to the APA, the Company and USGen entered into several ancillary agreements. One such agreement is the PPA
Transfer Agreement. Under the PPA Transfer Agreement, USGen will purchase the Company's entitlements of approximately 1,100 MW of power procured by the Company under long-term contracts with utility and non-utility generators, which have terms expiring as late as 2019. Under the PPA Transfer Agreement, the Company will make a monthly fixed contribution with USGen reimbursing the Company for the balance of the costs. The Company's contributions will end in January 2008. The present value of these contributions has been recorded as a regulatory asset, as described in Entry 7 above.

5. In addition to the transactions portrayed herein, certain other indirectly related transactions have taken place in September 1998 which are not reflected in these pro forma financial statements. The Company paid a special common dividend of approximately $130 million, and also repurchased approximately $30 million of its preferred stock held by NEES. Additionally, the NEES Board of Directors authorized the purchase from time to time of up to an additional 5 million shares over the 5 million share buyback authorization announced in August 1997. To date, NEES has purchased approximately 4.8 million shares.
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Income Statement
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   The rates the Company charged its customers were not separately set for its individual assets and, as a result, it was not possible to determine from billing records the amount of revenues that would be attributable to the assets sold. The Company's rates have historically been set by regulators on a bundled basis in a manner which attempts to reimburse the Company for the cost of operating and maintaining its facilities plus providing it a reimbursement for interest expense, preferred dividends and a return on its equity investment and related income taxes. In the rate making process, the calculation of the reimbursement for these capital related costs is through the determination of rate base, which is composed of the net investment in assets devoted to providing service to customers. The principal component of rate base is the Company's net investment in utility property, plant and equipment.

   The Company's Pro Forma Statements of Income have been prepared by first allocating net income based on the percentage breakdown of net plant investment sold, exclusive of capital leases, versus assets retained. This results in 54.05 percent of historical net income removed as a pro forma adjustment.

   This net plant investment calculation was similarly used, with some modification which will be described later, for interest expense and income taxes. For most other income statement accounts, management utilized a more specific identification approach. Once having allocated net income in the manner described above and once having allocated the other income statement accounts, it was possible to derive a revenue figure for the assets sold versus retained following essentially a similar process that the regulatory rate making process would use to derive a revenue requirement.

   While the above discussion is applicable to 1997, the impacts of industry restructuring during 1998 resulted in the unbundling of certain revenue streams for the Company for portions of 1998. A full discussion of these changes is available in the Company's
1997 Annual Report on Form 10-K. Due to the fact that the Company had both bundled and unbundled revenue streams during 1998, and the associated complexities in attempting to meld multiple methodologies, management elected to utilize the approach described below for the pro forma income statement for both the year ended December 31, 1997 and the six months ended June 30, 1998.
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Interest Expense

   The plant-based methodology utilized for net income was similarly utilized for the calculation of pro forma adjustments for interest expense on long-term debt, other interest and allowance for borrowed funds used during construction. However, once having allocated total long-term debt outstanding between assets sold versus retained using the net plant investment approach, it was possible to perform a more specific allocation of lower cost pollution control debt outstanding versus higher cost other long-term debt outstanding. This resulted in more of the lower cost pollution control debt being associated with assets retained and assigned more interest expense to the assets sold.

Purchased Power

   Pro forma adjustments for purchased power were derived via specific identification of purchased power contracts subject to the PPA Transfer Agreement between the Company and USGen, net of the monthly fixed contributions towards purchased power, as discussed in Item 2 above.

Fuel expense, other operation expense, maintenance expense, depreciation and amortization expense, and taxes, other than income taxes

   Pro forma adjustments for these income statement captions were calculated primarily by specific identification of costs. The only significant exception in this area is for the transmission portion of the Company's business, for which allocation factors for the various categories, contemplated in the Company's current transmission cost-of-service, were utilized.

Income Taxes

   Income taxes were allocated primarily based on the derivation of net income using the net plant investment allocation approach described above. However, certain items which have the effect of changing the Company's effective tax rate were able to be allocated on a specific identification basis between assets sold versus retained.

Other Income (Expense)

   Since the Company's ownership interest in nuclear power companies was not sold, the equity in income in these companies will be retained. With respect to other costs included in other income, these represent primarily incentive compensation costs, other executive benefit costs and donations and lobbying costs. These costs were allocated primarily based on either the historical allocation of internal salaries and wages or the allocation of net investment between assets sold versus retained.